UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14C

Information Statement Pursuant to Section 14(c)
of the Securities Exchange Act of 1934

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☒ Preliminary Information Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14c-5(d)(2)

☐ Definitive Information Statement

Interact Holdings Group, Inc.
(Name of Registrant as Specified In Its Chapter)

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TABLE OF CONTENTS

INFORMATION STATEMENT

OUTSTANDING SHARES AND VOTING RIGHTS

AMENDMENTS TO THE ARTICLES OF INCORPORATION

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

ADDITIONAL INFORMATION

Interact Holdings Group, Inc.
550 Greens Parkway, Suite 230,
Houston, Texas 77067

INFORMATION STATEMENT

This information statement pursuant to Section 14 of the Securities Exchange Act of 1934, as amended, and Regulation 14C and Schedule 14C thereunder (the “ Information Statement”) will be mailed on or about December ___, 2007 to the shareholders of record as of December 5, 2007 (the “ Record Date”) of Interact Holdings Group, Inc. in connection with certain actions to be taken pursuant to the written consent of the shareholders of the Company holding a majority of the outstanding shares of common stock, dated as of ____________, 2007.

The actions to be taken pursuant to the written consent shall be taken on or about December 26, 2007, 20 days after the mailing of this information statement.

THIS IS NOT A NOTICE OF A SPECIAL MEETING OF SHAREHOLDERS AND NO
SHAREHOLDER MEETING WILL BE HELD TO CONSIDER ANY MATTER DESCRIBED HEREIN.

By Order of the Board of Directors,

/s/ Jeffrey Flannery
Jeffrey Flannery
President and Chief Executive Officer

WE ARE NOT ASKING YOU FOR A PROXY
AND YOU ARE REQUESTED NOT TO SEND US A PROXY

NOTICE OF ACTIONS TO BE TAKEN PURSUANT TO THE WRITTEN CONSENT OF SHAREHOLDERS HOLDING A MAJORITY OF THE OUTSTANDING SHARES OF COMMON STOCK OF THE COMPANY IN LIEU OF A SPECIAL MEETING OF THE SHAREHOLDERS, DATED ______ ___, 2007

To Our Shareholders:

NOTICE IS HEREBY GIVEN that, on ________, 2007, Interact Holdings Group, Inc., a Florida corporation (“IHGR” or the “Company”) obtained the written consent of shareholders holding a majority of the voting power of the issued and outstanding shares of common stock (the “Common Stock”), dated ______________, 2007, to approve the amendment of the Company’s articles of incorporation, as amended (the “Articles of Incorporation”), to effect an up to Five Thousand (5000) to One (1) reverse stock split, whereby, as of the Record Date, for every five thousand shares of Common Stock then owned, or such smaller amount as the Board of Directors, in their sole discretion, shall determine, each shareholder shall receive one share of Common Stock.

Such actions will be taken on or about December 26, 2007, or approximately twenty (20) days after the mailing of this Information Statement.

OUTSTANDING SHARES AND VOTING RIGHTS

As of the Record Date, the Company's authorized capitalization consisted of ________________ shares of common stock (the “Common Stock”), of which _____________ shares were issued and outstanding. Holders of Common Stock have no preemptive rights to acquire or subscribe to any of the additional shares of Common Stock.

Each share of Common Stock entitles its holder to one vote on each matter submitted to the shareholders. However, because shareholders holding at least a majority of the voting rights of all outstanding shares of capital stock as at the Record Date have voted in favor of the foregoing proposals by resolution dated _____________, 2007, and having sufficient voting power to approve such proposals through their ownership of capital stock, no other shareholder consents will be solicited in connection with this Information Statement.

Pursuant to Rule 14c-2 under the Securities Exchange Act of 1934, as amended, the proposals will not be adopted until a date at least 20 days after the date on which this Information Statement has been mailed to the shareholders. The Company anticipates that the actions contemplated herein will be effected on or about the close of business on December 26, 2007.

The Company has asked brokers and other custodians, nominees and fiduciaries to forward this Information Statement to the beneficial owners of the Common Stock held of record by such persons and will reimburse such persons for out-of-pocket expenses incurred in forwarding such material.

AMENDMENTS TO THE ARTICLES OF INCORPORATION

On ______________, 2007, the board of directors of the Company (the “Board of Directors”) and the shareholders of the Company holding a majority of the outstanding shares of Common Stock of the Company approved an amendment to the Articles of Incorporation to effect an up to five thousand (5000) to One (1) reverse stock split, whereby, as of the Record Date, for every five thousand shares of Common Stock then owned, or such smaller amount as the Board of Directors, in their sole discretion, shall determine, each shareholder shall receive one share of Common Stock (the “Reverse Split”).

THE REVERSE STOCK SPLIT OF COMMON STOCK

General

The Board of Directors and the shareholders of the Company holding a majority of the outstanding shares of Common Stock of the Company have approved an amendment to the Articles of Incorporation to effect the Reverse Split of the Company's Common Stock.

Background

As of the Record Date, the Company has _________________ shares of Common Stock authorized, and approximately ______________ shares of Common Stock are outstanding. The Board of Directors believes that the price of the Common Stock is too low to attract investors to buy the stock. In order to proportionally raise the per share price of the Common Stock by reducing the number of shares of the Common Stock outstanding, the Board of Directors believes that it is in the best interests of the Company's shareholders to implement a reverse stock split. In addition, the Board of Directors believes that the share price of the Common Stock is a factor in whether the Common Stock meets investing guidelines for certain institutional investors and investment funds. Finally, the Board of Directors believes that the Company's shareholders will benefit from relatively lower trading costs for a higher priced stock. The combination of lower transaction costs and increased interest from institutional investors and investment funds may ultimately improve the trading liquidity of the Common Stock. The Board of Directors is not implementing the Reverse Split in anticipation of any future transaction or series of transactions, including any “going private” transaction.

Material Effects of the Reverse Stock Split

The Reverse Split will be effected simultaneously for all issued and outstanding shares of the Common Stock, and the ratio will be the same for all of the Common Stock. The Reverse Split will affect all of the Company's shareholders uniformly and will not affect any shareholder's percentage ownership interests in the Company, except to the extent that the Reverse Split results in fractional share ownership.

The principal effect of the Reverse Split will be to reduce the number of issued and outstanding shares of Common Stock from approximately _______________ shares as of December 5, 2007 to approximately _______________ shares after the effectiveness of Reverse Split, assuming management chooses the maximum reverse ratio.

In addition, the Reverse Split will increase the number of shareholders who own odd lots (less than 100 shares). Shareholders who hold odd lots may experience an increase in the cost of selling their shares and may have greater difficulty in effecting sales.

Effect on Fractional Shareholders

Shareholders will not receive fractional post-reverse stock split shares in connection with the Reverse Split and we will not be paying any cash to shareholders for any fractional shares from the Reverse Split. Instead, any resulting fractional shares shall be rounded up to the nearest whole number.

Effect on Registered and Beneficial Shareholders

Upon the Reverse Split, the Company intends to treat shareholders holding the Common Stock in “street name,” through a bank, broker or other nominee, in the same manner as registered shareholders whose shares are registered in their names. Banks, brokers or other nominees will be instructed to effect the Reverse Split for their beneficial holders holding the Common Stock in “street name.” However, such banks, brokers or other nominees may have different procedures than registered shareholders for processing the Reverse Split. Shareholders who hold their shares with such a bank, broker or other nominee and who have any questions in this regard are encouraged to contact their nominees.

Effect on Registered Certificated Shares

Shareholders whose shares are held in certificate form will receive a transmittal letter from our transfer agent, Transfer Online, Inc., as soon as practicable after the effective date of the Reverse Split. The letter of transmittal will contain instructions on how to surrender certificate(s) representing pre-reverse stock split shares to the transfer agent. No new shares will be issued until outstanding certificate(s) are surrendered, together with a properly completed and executed letter of transmittal, to the transfer agent. Shareholders should not submit any certificate(s) until requested to do so.

Procedure for Effecting Reverse Stock Split

The Company will promptly file an Amended Articles of Incorporation with the Secretary of State of the State of Florida to amend its existing Articles of Incorporation. The Reverse Split will become effective on the date of filing the Amended Articles of Incorporation, which is referred to as the “Effective Date.” Beginning on the Effective Date, each certificate representing pre-reverse stock split shares will be deemed for all corporate purposes to evidence ownership of post-reverse stock split shares. The text of the Amended Articles of Incorporation is set forth in Appendix A to this Information Statement. The text of the Amended Articles of Incorporation is subject to modification to include such changes as may be required by the office of the Secretary of State of the State of Florida and as the Board of Directors deems necessary and advisable to effect the Reverse Split.

Certain Risk Factors Associated with the Reverse Stock Split

Implementation of the Reverse Split entails various risks and uncertainties, including but not limited to the following:

There can be no assurance that the market price per share of the Common Stock after the Reverse Split will remain unchanged or increase in proportion to the reduction in the number of shares of the Common Stock outstanding before the Reverse Split. Accordingly, the total market capitalization of the Company after the Reverse Split may be lower than the total market capitalization before the Reverse Split.

After the Reverse Split is effected, if the market price of the Common Stock declines, the percentage decline may be greater than would occur in the absence of a Reverse Split.

There can be no assurance that the Reverse Split will result in a per share price that will attract institutional investors or investment funds or that such share price will satisfy the investing guidelines of institutional investors or investment funds. As a result, the trading liquidity of the Common Stock may not necessarily improve.

The reduced number of shares that would be outstanding after the Reverse Split could adversely affect the liquidity of the Common Stock.

Authorized Shares

The Reverse Split will affect all issued and outstanding shares of the Common Stock and outstanding rights to acquire the Common Stock. Upon the effectiveness of the Reverse Split, the number of authorized shares of the Common Stock that are not issued or outstanding would increase due to the reduction in the number of shares of the Common Stock issued and outstanding.

As of the Record Date, the Company has ________________ shares of authorized Common Stock and __________________ shares of Common Stock issued and outstanding. Authorized but un-issued shares of Common Stock will be available for issuance, and the Company may issue such shares in the future. However, the Company has no current plans to issue any additional shares of Common Stock. If the Company issues additional shares of Common Stock, the ownership interest of holders of the Common Stock will be diluted.

The following table sets forth information regarding the Company's current and anticipated number of authorized shares and issued and outstanding shares of the Common Stock following implementation of the Reverse Split.

			Number of
		Number of Shares	Shares of	Number of Shares
	Number of Shares	of Common Stock	Common Stock	of Common Stock
	of Common Stock	Issued and	Reserved for	Available for
	Authorized	Outstanding	Issuance	Issuance
As of November 7, 2007	5,000,000,000	307,477,464	4,692,522,536	4,692,522,536
After 5000 for 1 reverse stock split	5,000,000,000	61,495	4,999,938,505	4,999,938,505

Accounting Matters

The Reverse Split will not affect the par value of the Common Stock. As a result, as of the effective time of the Reverse Split, the stated capital attributable to the Common Stock on the Company's balance sheet will be reduced proportionately based on the Reverse Split ratio of Five thousand-for-One (or such smaller ratio as the Board of Directors may determine), and the additional paid-in capital account will be credited with the amount by which the stated capital is reduced. The per share net income or loss and net book value of the Common Stock will be restated because there will be fewer shares of the Common Stock outstanding.

Potential Anti-Takeover Effect

Although the increased proportion of un-issued authorized shares to issued shares could, under certain circumstances, have an anti-takeover effect (for example, by permitting issuances that would dilute the stock ownership of a person seeking to effect a change in the composition of the Board of Directors or contemplating a tender offer or other transaction for the combination of the Company with another company), the Reverse Split proposal is not being undertaken in response to any effort of which the Board of Directors is aware to accumulate shares of the Common Stock or obtain control of Company. Other than the Reverse Split, the Board of Directors does not currently contemplate the adoption of any other amendments to the Articles of Incorporation that could be construed to affect the ability of third parties to take over or change the control of the Company.

No Appraisal Rights

Under Florida law, the Company's shareholders are not entitled to appraisal rights with respect to the Reverse Split, and the Company will not independently provide shareholders with any such right.

Federal Income Tax Consequences of the Reverse Stock Split

The following is a summary of the material federal income tax consequences of the proposed Reverse Split. This discussion is based on the Internal Revenue Code, the Treasury Regulations promulgated thereunder, judicial opinions, published positions of the Internal Revenue Service, and all other applicable authorities as of the date of this document, all of which are subject to change (possibly with retroactive effect). This discussion does not describe all of the tax consequences that may be relevant to a holder in light of his particular circumstances or to holders subject to special rules (such as dealers in securities, financial institutions, insurance companies, tax-exempt organizations, foreign individuals and entities, and persons who acquired their Common Stock as compensation). In addition, this summary is limited to shareholders that hold their Common Stock as capital assets. This discussion also does not address any tax consequences arising under the laws of any state, local or foreign jurisdiction.

ACCORDINGLY, EACH SHAREHOLDER IS STRONGLY URGED TO CONSULT WITH A TAX ADVISER TO DETERMINE THE PARTICULAR FEDERAL, STATE, LOCAL OR FOREIGN INCOME OR OTHER TAX CONSEQUENCES TO SUCH SHAREHOLDER OF THE REVERSE SPLIT.

No gain or loss should be recognized by a shareholder upon such shareholder's exchange of pre-reverse stock split shares for post-reverse stock split shares pursuant to the Reverse Split. The aggregate tax basis of the post-reverse stock split shares received in the Reverse Split will be the same as the shareholder's aggregate tax basis in the pre-reverse stock split shares exchanged therefore. The shareholder's holding period for the post-reverse stock split shares will include the period during which the shareholder held the pre-reverse stock split shares surrendered in the Reverse Split.

The tax treatment of each shareholder may vary depending upon the particular facts and circumstances of such shareholder. Each shareholder is urged to consult with such shareholder's own tax advisor with respect to all of the potential the tax consequences of the Reverse Split.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
AND MANAGEMENT

The following table sets forth certain information, as of ____________, 2007, and after the 5000 for 1 Reverse Split, concerning shares of Common Stock of the Company held by (1) each shareholder known by the Company to beneficially own more than five percent of the common stock, (2) each director of the Company, (3) each executive officer of the Company, and (4) all directors and executive officers of the Company as a group:

Name and Address	Number of Shares Beneficially Owned Before Reverse Split	Percent of Class Before Reverse Split	Number of Shares Beneficially Owned Post Reverse Split	Percent of Class Post Reverse Split
Jeffrey Flannery (1)	480,000(2)	*	96(2)	88.6%
James E. Nelson(1)	480,000(2)	*	96(2)	88.6%

All officers and directors as a group	960,000(2)	*	192(2)	93.9%

* Less than 1%

(1)	The address of the above named individuals is: 550 Greens Parkway, Suite 230, Houston, Texas 77067.
(2)
Represents shares of the Company’s Series A Preferred Stock, each of which are convertible into one share of the Company’s Common Stock and each of which are entitled to the number of votes on such matters equal to the number of shares of Series A Preferred Stock held by such holder multiplied by 2,000.

ADDITIONAL INFORMATION

The Company will provide upon request and without charge to each shareholder receiving this Information Statement a copy of the Company's Annual Report on Form 10-KSB for the fiscal year ended December 31, 2006, including the financial statements and financial statement schedule information included therein, as filed with the Securities and Exchange Commission. The Annual Report is incorporated in this Information Statement. You are encouraged to review the Annual Report together with subsequent information filed by the Company with the Securities and Exchange Commission and other publicly available information. A copy of any public filing is also available, at no charge, by contacting our legal counsel, Gersten, Savage LLP, attn: Arthur S. Marcus, Esq. at 212-752-9700.

By Order of the Board of Directors,

/s/ Jeffrey W. Flannery Jeffrey W. Flannery Chief Executive Officer